EXHIBIT 16.1

June 16, 2005


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:  Interactive Games, Inc. (formerly Torpedo Sports USA, Inc.)

We were informed on June 14, 2005, that Interactive Games, Inc. had dismissed us as its independent registered public accountant.

We have read the statements that we understand Interactive Games, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

/s/ GHP Horwath, P.C.
GHP Horwath, P.C.